Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Pinnacle Entertainment, Inc. for the registration of 200,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2011, with respect to the consolidated financial statements and schedule of Pinnacle Entertainment, Inc., and the effectiveness of internal control over financial reporting of Pinnacle Entertainment, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Las Vegas, Nevada
March 16, 2011